Exhibit 99.1

PFSweb Reports First Quarter 2023 Results
eCommerce Fulfillment and Luxury Brand Demand Drive Service Fee Revenue Growth and Sales Booking Momentum, Building Upon Record 2022 Performance
Recorded Strongest Q1 Fulfillment Activity Levels in Company History
Reiterating Full Year 2023 Guidance of 5% to 10% Annual Service Fee Revenue Growth
IRVING, Texas – May 9, 2023 – PFSweb, Inc. (NASDAQ: PFSW) (the "Company") is reporting results for the first quarter ended March 31, 2023.
“In the first quarter, we carried on the momentum from our record performance in 2022, with solid service fee revenue growth and continued strong sales booking activity,” said Mike Willoughby, CEO of PFSweb. “Our service fee revenue grew approximately 5% year-over-year as we leveraged ongoing demand among premier and luxury brands within our core verticals. In fact, our high fulfillment volumes marked a new company record for first quarter fulfillment activity. We also continued to drive sequential improvements in our service fee gross margin, reflecting the favorable impacts of our productivity enhancements and cost-of-living-based pricing adjustments we implemented over the past year. We believe our financial and operational execution during the first quarter has placed us on strong footing for 2023.”
Q1 2023 Summary vs. Q1 2022
•Total revenues increased 4% to $69.3 million, including $21.7 million in pass-through revenue.
•Service fee revenue increased 5% to $47.6 million.
•Service fee gross margin increased 450 basis points to 24.4% compared to 19.9%. The service fee gross margin in the first quarter of 2023 reflects the sustained sequential improvements driven by the favorable impact of productivity enhancements and pricing modifications implemented in 2022.
•Net loss improved to $1.5 million or $(0.06) per share, compared to a net loss of $7.5 million or $(0.33) per share in Q1 22, largely driven by the gross margin improvements and a 24% year-over-year reduction in general and administrative expenses as a result of the reduced professional fees related to the LiveArea transaction and the Company’s restructuring and cost optimization measures in 2022.
•Consolidated adjusted EBITDA (a non-GAAP measure defined and reconciled below) increased significantly to $3.0 million compared to $(0.4) million.
Recent Operational Highlights
•Recorded four bookings in Q1 worth an estimated $6.8 million in annual contract value (ACV).
•Made continued progress on opening the Company’s second fulfillment center in Dallas. The facility is anticipated to go live by early Q3 2023 and offer greater capacity to support clients’ eCommerce consumers in the Southwestern region of the U.S.

•Signed an agreement in April 2023, to open a second Southampton-area fulfillment center in the United Kingdom (UK). The facility is expected to expand the Company’s multi-node footprint in the UK and address growing fulfillment demand among new and current European clients.
Zach Thomann, COO and President of PFS, commented: “Our core verticals have remained resilient within a dynamic macroeconomic environment, with particular demand strength in the health and beauty category, as well as jewelry and collectibles. Amid this sustained demand, premier and luxury brands have continued investing in their eCommerce channels to deliver elevated, branded shopping experiences for their customers, driving demand for our multi-node B2B and DTC fulfillment services. These trends support the momentum in our sales pipeline, which remains robust off the heels of a record bookings year in 2022. Based on current visibility, we believe we are well-positioned to continue executing on new sales opportunities.
“We also remain underway with expanding our domestic and international fulfillment footprint. Most recently, we announced the signing of the lease on a new 70,000 square foot fulfillment center in Fareham, England, located just 10 miles from our existing Southampton facility. We expect this new building to expand our multi-node capabilities for new and existing European clients, with our first client in this facility scheduled to go live in the second quarter of 2023. In addition, we are tracking towards opening our second Dallas-area fulfillment center by early in the third quarter of 2023. Through broadening our capacity in the UK and US, we aim to create additional flexibility for our growing global client base, improving their shipping time to their customers while reducing their shipping costs.
“We believe our execution has placed us in a strong position for the first half of 2023, and we expect to continue driving our growth as a fulfillment platform. From a sales perspective, we are focused on converting the high-quality opportunities in our sales pipeline and leveraging the ongoing demand for premier and luxury brands in our core categories. We will work to support this momentum with an optimized cost structure, benefited by our previous restructuring work and our focus on driving additional cost savings. With our agile and streamlined operations, we seek to facilitate continued client growth and long-term strategic progress.”
2023 Outlook
The Company is reiterating its previously stated 2023 outlook for annual service fee revenue growth, which is expected to range between at least 5% to 10%. Given sustained indications of strong consumer and fulfillment service demand across its core verticals, the Company is optimistic that it can achieve service fee revenue growth at the upper end of this targeted range. As a percentage of service fee revenue, PFSweb continues to target its annual total company consolidated adjusted EBITDA to be within the range of 6% to 8%, inclusive of remaining public company costs of approximately 2% of service fee revenue in 2023.
Excluding public company costs, the Company is targeting total company adjusted EBITDA as a percentage of service fee revenue to range between 8% to 10% in 2023. PFSweb believes its estimates of total company adjusted EBITDA, excluding the estimated remaining public company costs, provide an appropriate comparison to the estimated PFS standalone adjusted EBITDA percentage of service fee equivalent revenue metric disclosed in prior periods. Additionally, the Company intends to maintain aggressive cost controls within the category of public company costs, with the goal of further reducing these costs while continuing to support accelerating service fee revenue growth.

Share Repurchase Update
PFSweb authorized a two-year share repurchase program on March 20, 2023, under which the Company may repurchase an aggregate of 1,000,000 shares of its common stock. As of March 31, 2023, the Company purchased approximately 96 thousand shares for approximately $0.4 million. In April, the Company purchased an incremental 138 thousand shares for approximately $0.6 million. The Company does not intend to comment further regarding share repurchase activity beyond the required disclosures.
Strategic Alternatives Process
PFSweb is currently targeting completion of its strategic review process with its financial advisor, Raymond James, during 2023. The Company does not intend to comment further regarding the review process unless or until the review process is concluded or it has otherwise determined that further disclosure is appropriate or required by law.
Conference Call
PFSweb will conduct a conference call today at 5:00 p.m. Eastern time to discuss its results for the first quarter ended March 31, 2023.
PFSweb management will host the conference call, followed by a question-and-answer period.

Date: Tuesday, May 9, 2023
Time: 5:00 p.m. Eastern time (2:00 p.m. Pacific time)
Registration Link: https://register.vevent.com/register/BI040f7e898f3948a695c87eaa18b29952

Please call the conference telephone number 5-10 minutes prior to the start time. If you have any difficulty connecting with the conference call, please contact Gateway Group at 1-949-574-3860.

The conference call will be broadcast live and available for replay here and via the investor relations section of the company’s website at www.ir.pfsweb.com.

Forward-Looking Information
This press release contains forward-looking information under the Private Securities Litigation Reform Act of 1995 and is subject to and involves risks and uncertainties, which could cause actual results to differ materially from the forward-looking information. You can identify these forward-looking statements by words such as “may,” “will,” “would,” “should,” “could,” “expect,” “anticipate,” “believe,” “intend,” “plan,” “potential,” “project,” “seek,” “strive,” “predict,” “continue,” “target,” “estimate”, and other similar expressions. These forward-looking statements involve risks and uncertainties and may include assumptions as to how we may perform in the future, including our overall performance for our clients, as well as the impact of inflation, labor cost increases and overall economic conditions. Although we believe the expectations reflected in our forward-looking statements are reasonable, we cannot guarantee these expectations will actually be achieved. The Company’s 2022 10-K, and any subsequent amendments thereto and our quarterly reports on Form 10-Q identify certain factors that could cause actual results to differ materially from those projected in any forward looking statements made and investors are advised to review the periodic reports of the Company and the Risk Factors described therein.
The Company undertakes no obligation to update publicly any forward-looking statement for any reason, even if new information becomes available or other events occur in the future. There may be additional risks that we do not currently view as material or that are not presently known.

Non-GAAP Financial Measures
This news release contains certain non-GAAP measures, including non-GAAP net income (loss), earnings before interest, income taxes, depreciation and amortization (EBITDA) and adjusted EBITDA.
Non-GAAP net income (loss) represents net income (loss) calculated in accordance with U.S. GAAP as adjusted for the impact of non-cash stock-based compensation expense, restructuring and other costs.
EBITDA represents earnings (or losses) before interest, income taxes, depreciation, and amortization. Adjusted EBITDA further eliminates the effect of stock-based compensation, as well as restructuring and other costs.
Non-GAAP net income (loss), EBITDA and adjusted EBITDA are used by management, analysts, investors and other interested parties in evaluating our operating performance compared to that of other companies in our industry. The calculation of non-GAAP net income (loss) eliminates the effect of stock-based compensation, restructuring and other costs, and EBITDA and adjusted EBITDA further eliminate the effect of financing, remaining income taxes and the accounting effects of capital spending, which items may vary from different companies for reasons unrelated to overall operating performance.
The Company believes these non-GAAP measures provide useful information to both management and investors by focusing on certain operational metrics and excluding certain expenses in order to present its core operating performance and results. These measures should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for, or superior to, GAAP results. The non-GAAP measures included in this press release have been reconciled to the GAAP results in the attached tables.
About PFSweb, Inc.
PFS, the business unit of PFSweb, Inc. (NASDAQ: PFSW) is a premier eCommerce order fulfillment provider. We facilitate each operational step of an eCommerce order in support of DTC and B2B retail brands and specialize in health & beauty, fashion & apparel, jewelry, and consumer packaged goods. Our scalable solutions support customized pick/pack/ship services that deliver on brand ethos with each order. A proven order management platform, as well as high-touch customer care, reinforce our operation. With 20+ years as an industry leader, PFS is the BPO of choice for brand-centric companies and household brand names, such as L’Oréal USA, Champion, Pandora, Shiseido Americas, Kendra Scott, the United States Mint, and many more. The company is headquartered in Irving, TX with additional locations around the globe. For more information, visit www.pfscommerce.com or ir.pfsweb.com for investor information.

Investor Relations:
Cody Slach or Jackie Keshner
Gateway Group, Inc.
1-949-574-3860
PFSW@gatewayir.com

PFSWEB, INC. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(In Thousands, Except Share Data)

	(Unaudited) March 31, 2023	December 31, 2022
ASSETS
Current assets:
Cash and cash equivalents	$39,741	$30,034
Accounts receivable, net of reserve for credit loss of $375 and $365 at March 31, 2023 and December 31, 2022, respectively	49,398	82,540
Other receivables	1,936	9,578
Prepaid expenses and other current assets	7,393	7,665
Total current assets	98,468	129,817
Property and equipment, net	19,915	20,888
Operating lease right-of-use assets, net	30,084	30,841
Goodwill	21,468	21,310
Other assets	1,486	1,806
Total assets	$171,421	$204,662
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Trade accounts payable	$20,286	$38,518
Accrued expenses	24,284	36,973
Current portion of operating lease liabilities	9,118	8,284
Current portion of finance lease obligations	63	72
Deferred revenues	3,055	3,906
Total current liabilities	56,806	87,753
Finance lease obligations, less current portion	10	22
Deferred revenue, less current portion	970	870
Operating lease liabilities, less current portion	23,783	25,478
Other liabilities	4,902	4,315
Total liabilities	86,471	118,438

Shareholders' equity:
Preferred stock, $1.00 par value; 1,000,000 shares authorized; none issued or outstanding	—	—
Common stock, $0.001 par value; 35,000,000 shares authorized; 23,056,513 and 22,725,116 issued and 22,926,949 and 22,691,649 outstanding at March 31, 2023 and December 31, 2022, respectively	23	23
Additional paid-in capital	180,661	180,353
Accumulated deficit	(92,269)	(90,893)
Accumulated other comprehensive loss	(2,944)	(3,134)
Treasury stock at cost, 129,564 and 33,467 shares at March 31, 2023 and December 31, 2022, respectively	(521)	(125)
Total shareholders’ equity	84,950	86,224
Total liabilities and shareholders’ equity	$171,421	$204,662

PFSWEB, INC. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In Thousands, Except Per Share Data)

	Three Months Ended March 31,
	2023	2022
Revenues:
Service fee revenue	$47,612	$45,531
Product revenue, net	—	3,197
Pass-through revenue	21,652	17,759
Total revenues	69,264	66,487
Costs of Revenues:
Cost of service fee revenue	35,997	36,492
Cost of product revenue	—	2,951
Cost of pass-through revenue	21,652	17,759
Total costs of revenues	57,649	57,202
Gross profit	11,615	9,285
Selling, general and administrative expenses	12,532	16,428
Loss from operations	(917)	(7,143)
Interest (income) expense, net	(78)	6
Loss before income taxes	(839)	(7,149)
Income tax expense, net	645	318
Net loss	$(1,484)	$(7,467)

Loss per share:
Basic	$(0.06)	$(0.33)
Diluted	$(0.06)	$(0.33)
Weighted average number of shares outstanding:
Basic	23,079	22,445
Diluted	23,079	22,445

EBITDA	$1,134	$(5,188)
Adjusted EBITDA	$2,956	$(371)

PFSWEB, INC. AND SUBSIDIARIES
Unaudited Reconciliation of Certain Non-GAAP Items to GAAP
(In Thousands)

	Three Months Ended March 31,
	2023	2022
Net loss	$(1,484)	$(7,467)
Income tax expense, net	645	318
Interest (income) expense, net	(78)	6
Depreciation and amortization	2,051	1,955
EBITDA	1,134	(5,188)
Stock-based compensation	1,004	739
Restructuring and other costs	818	4,078
Adjusted EBITDA	$2,956	$(371)

	Three Months Ended March 31,
	2023	2022
Net loss	$(1,484)	$(7,467)
Stock-based compensation	1,004	739
Restructuring and other costs	818	4,078
Non-GAAP net income (loss)	$338	$(2,650)